EXHIBIT 10.1

July 12, 2007

Mr. Wesley R. Card
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018

Re: Amendment No. 4 to Amended and Restated Employment Agreement

Dear Mr. Card:

Reference is made to the Amended and Restated Employment Agreement dated as of March 11, 2002 by and between you and Jones Apparel Group, Inc. (the "Company"), as amended by the letter agreements by and between you and the Company dated February 28, 2003, March 8, 2006, and April 17, 2007, respectively (the "Employment Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

This will confirm our agreement to amend the terms and conditions of the Employment Agreement, effective as of the date hereof, as follows:

1. The first three sentences of Section 1 of the Employment Agreement are hereby amended to read as follows:

"During the term of this Agreement, the Company shall employ the Executive as the President and Chief Executive Officer of the Company. During the Term, the Executive shall have such responsibilities, duties and authorities as are commensurate with chief executive officers of public entities of similar size to the Company. The Executive shall report directly to the Board of Directors of the Company."

2. The first sentence of Section 3(a) of the Employment Agreement is hereby amended to read as follows:

"Throughout the Term, the Executive shall receive a salary at the annual rate of not less than $1,600,000."

3. Subsection 6(e) (ii) (6) of the Employment Agreement is hereby amended to read as follows:

"a reduction in the Executive's title and status as President and Chief Executive Officer of the Company, or any change in the Executive's status as reporting directly to the Board of Directors of the Company; or the assignment to the Executive of any duties materially inconsistent with the Executive's position (including, without limitation, status, office, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company no later than thirty (30) days after written notice by the Executive; or"

4. Except as otherwise set forth in this Amendment No. 4 to Amended and Restated Employment Agreement, the Employment Agreement is ratified and confirmed in all respects and remains in full force and effect.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement and returning it to the Company.

Very truly yours, JONES APPAREL GROUP, INC. By /s/ Ira M. Dansky Ira M. Dansky Executive Vice President General Counsel & Secretary

Agreed to in all respects:

/s/ Wesley R. Card

Wesley R. Card

2